For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES 2020 THIRD QUARTER RESULTS

SEGUIN, Texas, October 28, 2020 -- Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter ended September 30, 2020.

Highlights for the Quarter

•Record net sales for a third quarter of $291.8 million, up 7.3%
•Industrial Division net sales $196.2 million, up 10.1%
•Agricultural Division net sales $95.5 million, up 2.0%
•Net income for the third quarter of $20.0 million, up 15.0%
•Record net sales for a first nine months of $874.8 million, up 6.8%
•Net income for the first nine months of $48.6 million, down 9.0%
•EBITDA for the first nine months of $110.8 million, an increase of 14.2%(1)
•Reduced total debt outstanding by $64.7 million during the third quarter and by $116.2 million in the last two quarters
•Backlog at $254.5 million, up 17.5% compared to the second quarter of 2020 and up 18.2% compared to the third quarter of 2019

Summary of Results
Alamo Group's net sales for the third quarter of 2020 were $291.8 million compared to net sales of $271.8 million in the third quarter of 2019, an increase of 7.3%. Net income for the quarter was $20.0
- more -

ALAMO ANNOUNCES 2020 THIRD QUARTER RESULTS                     Page 2

million, or $1.69 per diluted share, compared to net income of $17.4 million, or $1.47 per diluted share, in the third quarter of 2019, an increase of 15.0% in both net income and diluted earnings per share.

For the first nine months of 2020, net sales were $874.8 million compared to $818.9 million in the previous year, an increase of 6.8%. Net income for the first nine months of 2020 was $48.6 million or $4.10 per diluted share, versus $53.3 million or $4.52 per diluted share, for the same period in 2019, a decrease of 9.0%.

The results for the third quarter and first nine months of 2020 include the effects of the acquisition of Dutch Power, which was completed in March 2019, and the acquisition of Morbark, which was completed in October 2019. Together these acquisitions contributed $52.3 million to net sales and $1.9 million to net income in the third quarter of 2020 compared to $10.0 million in net sales and $0.2 million loss in net income in the third quarter of 2019. For the first nine months of 2020, these acquisitions contributed $176.8 million to net sales and $7.9 million to net income compared to $27.7 million in net sales and $0.8 million in net income in the first nine months of 2019. The above results also include the negative effects of non-cash inventory step up charges of approximately $0.9 million in the third quarter of 2020 and $3.5 million in the first nine months of 2020 related to the Morbark acquisition. The acquisition of Dixie Chopper was completed in September 2019, however its contribution to consolidated results was not material during third quarter 2020.

Alamo Group's results for the third quarter and first nine months of 2020 were affected by issues related to the COVID-19 pandemic which began to materially impact the Company in March of the current year and are ongoing. In late March and throughout most of April, the Company temporarily experienced multiple plant closures most notably in France and England and to a lesser extent in the U.S. and Canada, though generally all plants were reopened within a few weeks. Currently, all Alamo Group manufacturing facilities are open and functioning at various levels of operation based on demand. In total, out of a workforce of approximately 4,270 employees at the beginning of 2020, the Company has
- more -

ALAMO ANNOUNCES 2020 THIRD QUARTER RESULTS                     Page 3

less than 100 workers on some form of furlough, temporary layoff or other such arrangements as of the end of September. In addition. the Company has made permanent reductions in work force totaling approximately 200 positions. As a result of all the above and including normal employee turnover and related new hires, total Company employment as of the end of September 2020 was approximately 3,950. All the above numbers change on a regular basis as a result of changing conditions and production needs to meet market demand. For the most part the Company, supported by its supply chain, is functioning in a somewhat normal fashion and is able to meet most market demand in a timely manner.

It should also be noted that in previous announcements concerning its operations, the Company commented on a variety of cost control measures that Alamo Group has undertaken in response to softer market demand and the overall economic slowdown related to the COVID-19 situation. While most of these measures are still in effect, one measure in particular the Company commented on in its April 7, 2020 operational update concerned a temporary halt to all U.S. salaried staff merit pay increases and rolling back any such increases that had already taken place. As a result of its improved operations and in order for the Company to stay competitive and to fairly treat its employees who have contributed so much to our success, effective October 1, 2020, the Company has reinstituted merit increases for all affected employees on a go forward basis. In addition, effective November 1, 2020, the Company reinstituted the cash portion of the compensation paid to its independent Board members, which has been suspended since May of this year.

Results by Division
Net sales for Alamo Group's Industrial Division in the third quarter of 2020 were $196.2 million compared to $178.2 million in the prior year, an increase of 10.1%. The Division's income from operations for the quarter was $19.2 million compared to $14.6 million in the third quarter of 2019, an increase of 31.9%. For the first nine months of 2020, the Industrial Division's net sales were $608.5 million versus $546.0 million in the first nine months of 2019, an increase of 11.4%. The Division's income from operations for
- more -

ALAMO ANNOUNCES 2020 THIRD QUARTER RESULTS                     Page 4

the first nine months of 2020 was $51.5 million versus $53.1 million in the same period of the prior year, a decrease of 3.0%.

The Industrial Division's results include the effects of the acquisitions of Dutch Power and Morbark mentioned previously. These acquisitions contributed $52.3 million to net sales and $2.6 million to income from operations in the third quarter of 2020 compared to $10.0 million in net sales and a $0.3 million loss from operations contributed by Dutch Power in the previous year's third quarter. For the first nine months of 2020, these acquisitions contributed $176.8 million to the Division's net sales and $10.8 million to income from operations compared to $27.7 million in net sales and $1.1 million in income from operations contributed by Dutch Power in the first nine months of 2019. The Industrial Division's results also include the negative effects of the non-cash inventory step up charges of approximately $0.9 million in the third quarter of 2020 and $3.5 million for the first nine months as mentioned previously. While the Industrial Division's sales were up both for the quarter and year to date, excluding the contributions from acquisitions, sales were below last year's level as a result of market weakness related to the COVID-19 pandemic. Currently this situation is showing signs of modest improvement, though not evenly across all product lines, as some areas, such as forestry, are well above average while others, such as excavators and vacuum trucks continue to be quite soft. It should be noted that despite lower organic sales, the Division's income from operations for the third quarter of 2020 was actually up even excluding the contributions from acquisitions as a result of cost control initiatives.

The Company's Agricultural Division net sales in the third quarter of 2020 were $95.5 million, compared to $93.6 million in the prior year's third quarter, an increase of 2.0%. The Division's income from operations for the quarter was $11.7 million compared to $9.9 million in 2019, an increase of 18.4%. For the first nine months of 2020, the Agricultural Division's net sales were $266.4 million versus $272.9 million in the prior year, a decrease of 2.4%. The Division's income from operations for the first nine months of 2020 was $26.0 million compared to $23.3 million in the prior year, an increase of

- more -

ALAMO ANNOUNCES 2020 THIRD QUARTER RESULTS                     Page 5

11.3%. Alamo's Agricultural Division results have been impacted by the COVID-19 pandemic, but to a lesser extent than the Industrial Division. The Company was pleased to note the organic increase in net sales in the third quarter of 2020 indicating some strengthening in the overall agricultural market. Though the sales increase in the third quarter was modest, income from operations was up over 18% for the quarter and 11% for the year to date as a result of cost control measures and favorable product mix.

Comments on Results
Ron Robinson, Alamo Group's President and Chief Executive Officer, commented on Alamo's third quarter results as follows: "Despite the ongoing COVID situation and the impact the global pandemic is having on the economy and our markets in particular, we are pleased with Alamo Group's results in the third quarter of 2020. During the second quarter of this year, in addition to market weakness, we faced a number of operational challenges and are glad to report most of these have been mitigated and we saw our markets strengthen as the second quarter progressed. This positive trend continued into the third quarter, which exhibited fewer operational issues and continued market improvement. This was most noticeable in our Agricultural Division, where sales in the third quarter were marginally above the previous year. The agricultural sector in general is showing signs of strengthening, which was evident in both our sales as well as our increased backlog and should continue to benefit us for the remainder of 2020 and into 2021.

"Our Industrial Division also showed improvement starting late in the second quarter and throughout the third quarter of the year, even though some product lines are doing better than others and it has not shown as much strengthening as our Agricultural Division. But, it was good to see some strengthening in Industrial, particularly since most of the Division's sales are to governmental entities for infrastructure maintenance and most of our customers in this sector are experiencing budget issues and spending constraints. As in past times of economic challenges, sales of our types of equipment generally hold up a

- more -

ALAMO ANNOUNCES 2020 THIRD QUARTER RESULTS                     Page 6

little better than some other types of industrial machinery, since our products are used for essential maintenance operations and continue to wear out on a somewhat regular basis. So far, we are seeing a continuation of this pattern in the current downturn.

"I am also pleased to report that despite market challenges which have impacted our sales, our operating profits have held up well. While they are down year to date due to the weak second quarter, they have increased in the third quarter for both of our operating Divisions, even before the contributions of the acquisitions we made in 2019. This is the result of the dedicated efforts of our people Company-wide, who have not only focused on diligently meeting our customers' needs during this time, but have done it in an efficient manner with a strong focus on cost control.

"The same has been true for our cash flow which has continued at a strong pace allowing us to pay down nearly $65 million in debt in the third quarter, while at the same time maintaining a high level of cash balances of over $93 million as of quarter end. Our third quarter is generally a good one for cash generation due to seasonality, but with our continued focus on asset management and limiting capital expenditures, this year was particularly strong. We know we will give some of this back in the fourth quarter due somewhat to seasonality and because of increases we are seeing in bookings. The fourth quarter tends to be one of our weaker quarters due to holidays and lower operating levels during winter months by our end users and that should be true this year as well, but it is encouraging to note the improvements we have seen in our bookings and backlog. Our backlog in particular was quite strong finishing the third quarter at $254.5 million which is up 17.5% in the last three months and is now only 2.5% below our pre-COVID backlog level at which we started the current year. Though, as with our sales, the Industrial Division's backlog is softer than the pre-COVID levels, whereas our Agricultural Division backlog is at near record levels.

- more -

ALAMO ANNOUNCES 2020 THIRD QUARTER RESULTS                     Page 7

"While we are encouraged by the improvements we are seeing both in our markets and our operational performance, there remains a lot of uncertainty which will continue until there is a clearer resolution to the COVID pandemic, which has been further compounded in the short term by the uncertainty surrounding the upcoming elections in the U.S. Still, we are optimistic about the outlook for Alamo Group as we believe the positive momentum we are currently experiencing should help our fourth quarter results and continue into 2021. Certainly we will continue to be proactive in managing through the pandemic, adjusting our staffing, controlling our expenses and reacting quickly to any changes affecting our Company and our business. We remain appreciative of your support in these times of uncertainty."

Earnings Conference Call
Alamo Group will host a conference call to discuss the results on Thursday, October 29, 2020 at 3:00 p.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 800-367-2403 (domestic) or 334-777-6978 (international). For interested individuals unable to join the call, a replay will be available until Tuesday,November 03, 2020 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 1987728.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & and Presentations”) on Thursday, October 29, 2020, beginning at 3:00 p.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

- more -

ALAMO ANNOUNCES 2020 THIRD QUARTER RESULTS                     Page 8

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 3,950 employees and operates 27 plants in North America, Europe, Australia and Brazil as of September 30, 2020. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including more significant supply chain disruptions, further reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

- more -

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2020	September 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$93,515	$60,279
Accounts receivable, net	217,276	243,296
Inventories	243,529	206,516
Other current assets	12,835	14,386
Total current assets	567,155	524,477

Rental equipment, net	44,774	56,177

Property, plant and equipment	155,204	106,939

Goodwill	192,976	93,468
Intangible assets	195,966	59,205
Other non-current assets	17,384	16,127

Total assets	$1,173,459	$856,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$82,071	$69,009
Income taxes payable	3,625	2,516
Accrued liabilities	56,916	48,525
Current maturities of long-term debt and finance lease obligations	15,068	113
Total current liabilities	157,680	120,163

Long-term debt, net of current maturities	359,021	150,192
Long-term tax liability	6,778	6,710
Deferred pension liability	1,274	1,606
Other long-term liabilities	25,817	14,190
Deferred income taxes	17,676	12,480

Total stockholders’ equity	605,213	551,052

Total liabilities and stockholders’ equity	$1,173,459	$856,393

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019
Net sales:
Industrial	$196,241	$178,180	$608,473	$546,014
Agricultural	95,518	93,649	266,369	272,935
Total net sales	291,759	271,829	874,842	818,949

Cost of sales	213,123	203,119	649,441	613,798
Gross margin	78,636	68,710	225,401	205,151
	27.0%	25.3%	25.8%	25.1%

Selling, general and administration expense	44,069	43,143	136,868	125,660
Amortization expense	3,644	1,112	11,093	3,081
Income from operations	30,923	24,455	77,440	76,410
	10.6%	9.0%	8.9%	9.3%

Interest expense	(3,461)	(1,837)	(12,921)	(5,222)
Interest income	306	359	968	862
Other income (expense)	(333)	242	720	(442)

Income before income taxes	27,435	23,219	66,207	71,608
Provision for income taxes	7,402	5,801	17,657	18,270

Net Income	$20,033	$17,418	$48,550	$53,338

Net income per common share:

Basic	$1.70	$1.48	$4.12	$4.55

Diluted	$1.69	$1.47	$4.10	$4.52

Average common shares:
Basic	11,788	11,748	11,776	11,724

Diluted	11,851	11,813	11,840	11,796

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses the impact of the Company's recently completed acquisitions upon Sales, Operating Income and Net Income all of which are non-GAAP financial measures. Attachment 2 discloses Adjusted Operating Income, Acquisition Adjusted Net Income and Acquisition Adjusted Diluted EPS, each adjusted to exclude the impact of the recently completed acquisitions, all of which are non-GAAP financial measures. Attachment 3 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 4 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA excluding the impact of the step-up inventory charge at Morbark, all of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Acquisitions

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net Sales (consolidated) - GAAP	$291,759	$271,829	$874,842	$818,949
(less: net sales attributable to acquisitions)	(52,331)	(10,031)	(176,845)	(27,679)
Net Sales less acquisitions (consolidated) - non-GAAP	$239,428	$261,798	$697,997	$791,270

Net Sales (Industrial Division) - GAAP	$196,241	$178,180	$608,473	$546,014
(less: net sales attributable to acquisition)	(52,331)	(10,031)	(176,845)	(27,679)
Net Sales less acquisitions (N.A. Industrial Division) - non-GAAP	$143,910	$168,149	$431,628	$518,335

Net Sales (Agricultural Division) - GAAP	$95,518	$93,649	$266,369	$272,935
(less: net sales attributable to acquisitions)	—	—	—	—
Net Sales less acquisitions (N.A. Agricultural Division) - non-GAAP	$95,518	$93,649	$266,369	$272,935

Operating Income (consolidated) - GAAP	$30,923	$24,455	$77,440	$76,410
(less: operating income attributable to acquisitions)	(2,633)	323	(10,767)	(1,129)
Operating Income less acquisitions (consolidated) - non-GAAP	$28,290	$24,778	$66,673	$75,281

Net Income (consolidated) - GAAP	$20,033	$17,418	$48,550	$53,338
(less: net income attributable to acquisitions)	(1,879)	241	(7,857)	(840)
Net Income less acquisitions (consolidated) - non-GAAP	$18,154	$17,659	$40,693	$52,498

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Acquisitions, Acquisition Expenses, and Tax Reform

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Operating Income - GAAP	$30,923	$24,455	$77,440	$76,410
(adjust: results from acquisitions)
earnings from acquisitions	(6,299)	79	(22,821)	(1,620)
acquisition inventory step-up charge	880	—	3,542	—
amortization expense	2,786	244	8,512	491
Adjusted Operating Income - non-GAAP	$28,290	$24,778	$66,673	$75,281

Net Income - GAAP	$20,033	$17,418	$48,550	$53,338
(adjust: results from acquisitions)	(1,879)	241	(7,857)	(840)
(adjust: interest expense relating to acquisitions)	1,663	372	6,758	888
Acquisition Adjusted Net Income - non-GAAP	$19,817	$18,031	$47,451	$53,386

Diluted EPS - GAAP	$1.69	$1.47	$4.10	$4.52
(adjust: results from acquisitions)	(0.16)	0.02	(0.66)	(0.07)
(adjust: interest expense relating to acquisitions)	0.14	0.03	0.57	0.08
Acquisition Adjusted Diluted EPS - non-GAAP	$1.67	$1.52	$4.01	$4.53

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended September 30,			Change due to currency translation
	2020	2019	% change from 2019	$	%

Industrial	$196,241	$178,180	10.1%	$834	0.5%
Agricultural	95,518	93,649	2.0%	(95)	(0.1)%
Total net sales	$291,759	$271,829	7.3%	$739	0.3%

	Nine Months Ended September 30,			Change due to currency translation
	2020	2019	% change from 2019	$	%

Industrial	$608,473	$546,014	11.4%	$(843)	(0.2)%
Agricultural	266,369	272,935	(2.4)%	(3,936)	(1.4)%
Total net sales	$874,842	$818,949	6.8%	$(4,779)	(0.6)%

Attachment 4

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	September 30, 2020	September 30, 2019	Net Change

Current maturities	$15,068	$113
Long-term debt,net of current	359,021	150,192
Total debt	$374,089	$150,305

Total cash	93,515	60,279
Total Debt Net of Cash	$280,574	$90,026	$190,548

EBITDA
	Nine Months Ended		Trailing Twelve Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	December 31, 2019

Income from operations	$77,440	$76,410	$95,678	$94,648
Depreciation	21,741	17,353	28,695	24,307
Amortization	11,593	3,247	14,299	5,953
EBITDA	$110,774	$97,010	$138,672	$124,908

Adjusted EBITDA
	Nine Months Ended		Trailing Twelve Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	December 31, 2019

Income from operations	$77,440	$76,410	$95,678	$94,648
adjust: acquisition inventory step-up charge	3,542	—	6,793	3,251
Adjusted Income from operations	$80,982	$76,410	$102,471	$97,899
Depreciation	21,741	17,353	28,695	24,307
Amortization	11,593	3,247	14,299	5,953
Adjusted EBITDA	$114,316	$97,010	$145,465	$128,159